Exhibit 10

                         MARKETING SERVICES GROUP, INC.

                       FOURTH MEMORANDUM OF UNDERSTANDING


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      This is to confirm our  understanding  that we hereby agree to amend for a fourth time, effective as of November 19, 1997 and in memorialization of the agreements reached as of such date, certain of the provisions of that certain Stock Purchase Agreement, dated January 31, 1997 (the "Purchase Agreement"), between Marketing Services Group, Inc. (formerly All-Comm Media Corporation and prior thereto Alliance Media Corporation) (hereinafter "MSGI") and Stephen Dunn (hereinafter "Dunn") in each of the following respects:

    1. MSGI and Dunn hereby agree that, for purposes of Section 2(b) of the Purchase Agreement, the "Pre-Tax Earnings" for Stephen Dunn & Associates, Inc. ("SDA") for the first "Post-Closing Year" ended June 30, 1996 and for the second "Post-Closing Year" ended June 30, 1997 shall be deemed to be $1,571,135 and $500,523, respectively.

    2. As a result of the agreements set forth in Section 1 hereof, MSGI and Dunn hereby agree that Dunn shall be entitled to the full $850,000 earn out payable in respect of the second "Post-Closing Year" ending June 30, 1997 and MSGI hereby agrees that such $850,000 earn out shall be paid $425,000 in cash and $425,000 in shares of MSGI's common stock as soon as reasonably practicable after the execution and delivery of this Fourth Memorandum of Understanding by the parties. MSGI and Dunn hereby further agree that Dunn shall be entitled to receive the payment of interest on the $425,000 cash portion of the earn out at the rate of 8% per annum from October 1, 1997 through the date that such $425,000 cash portion of the earn out is actually paid by MSGI. If the $425,000 cash portion of the earn out is paid on November 30, 1997, the amount of interest due to Dunn from MSGI will be $5,567. MSGI and Dunn hereby further agree that the number of shares of MSGI's common stock to be delivered to Dunn is 139,178 as calculated by Scott Anderson of MSGI in his June 30, 1997 memorandum to Dunn.

    3. For purposes of calculating SDA's "Pre-tax Earnings" for purposes of the earn out due in respect of the third "Post-Closing Year"
               ending June 30, 1998, MSGI and Dunn hereby agree that, notwithstanding any contrary provisions contained in the Purchase Agreement, as heretofore amended, the following amounts shall be added to, or subtracted from, SDA's "Pre-Tax Earnings" for such third "Post-Closing Year":

          (a) SDA's "Pre-Tax Earnings" for such third "Post-Closing Year" shall be adjusted by adding back into SDA's "Pre-Tax Earnings" the sum of $18,000 representing approximately 50% of the costs paid or incurred by SDA in respect of the person recently hired by SDA as a bookkeeper to monitor and handle SDA's accounts receivable financing arrangement with its institutional lender, which accounts receivable financing arrangement was instituted at the behest of MSGI.

          (b) SDA's "Pre-Tax Earnings" for such third "Post-Closing Year" shall be further adjusted by adding back into SDA's "Pre-Tax Earnings" all interest, fees and other costs in excess of $12,000 paid or accrued in respect of the accounts receivable financing arrangement referred to in Section 3(a) above during the third "Post-Closing Year" ending June 30, 1998.

          (c) SDA's "Pre-Tax Earnings" for such third "Post-Closing Year" ending June 30, 1998 shall also be adjusted as provided in the second sentence of Section 5 hereof.

          (d) SDA's "Pre-Tax Earnings" for such third "Post-Closing Year" shall be further adjusted by subtracting the amount of $25,000 for the third "Post-Closing Year" for the accounting and related services provided by Scott Anderson and his staff at MSGI to SDA in connection with SDA's preparation of its accounting books and records for the third "Post-Closing Year" ending June 30, 1998 provided such accounting services are actually rendered by Scott Anderson and his staff in a manner similar to such services provided during the first and second "Post-Closing Years" ended June 30, 1996 and June 30, 1997. Except as provided in this
               Section 3(d), MSGI shall not be entitled to any other adjustments of any kind whatsoever related to allocation of MSGI's overhead or any other expenses incurred by MSGI to or on behalf of SDA for the third "Post-Closing Year" ending June 30, 1998.

    4. In consideration of MSGI's agreements set forth in Sections 1 through 3 hereof, Dunn hereby agrees that he will cease to serve as a director, officer and employee of SDA effective on and as of the close of business on December 31, 1997. Dunn further agrees that, during the period from January 1, 1998 through April 24, 1998, he will continue to serve SDA as a consultant for up to a maximum average of 20 hours per week as requested by Krista Mooradian and/or Tom Scheir at SDA. In consideration of such consulting services, MSGI hereby agrees that SDA shall be obligated to pay, and shall pay, Dunn the sum of $125 for each hour of consulting services actually rendered by Dunn during such 6-month time period. All services rendered by Dunn pursuant to the foregoing consulting arrangement shall be performed at times and at places as are reasonably agreed to between SDA and Dunn and shall be billed to SDA by Dunn in minimum increments of 1/10 of an hour.

    5. MSGI and Dunn hereby reaffirm their prior agreement that SDA shall be responsible for paying Dunn for all legal and accounting fees and expenses incurred by Dunn which relate to any calculations, accountings, discussions and/or negotiations resulting in any amendments or any proposed amendments to the Purchase Agreement including, but not limited to, the discussions and/or negotiations relating to this Fourth Memorandum of Understanding. Moreover, such legal and accounting fees and expenses shall be added back to SDA's "Pre-Tax Earnings" for purposes of determining the earn out for the third "Post-Closing Year" ending June 30, 1998.

    6. MSGI represents that this Fourth Memorandum of Understanding has been duly authorized by all necessary corporate action on its part.

    7. Except as set forth herein, all of the terms and provisions of the Purchase Agreement, as heretofore amended, between MSGI and Dunn shall remain in full force and effect. MSGI and Dunn hereby further agree that, in the event that any of the provisions of this Fourth Memorandum of Understanding are deemed to be inconsistent with the provisions of the Purchase Agreement, as heretofore amended, the provisions of this Fourth Memorandum of Understanding shall prevail over any such inconsistent provisions of the Purchase Agreement, as heretofore amended.

               "MSGI"                              "Dunn"

   MARKETING SERVICES GROUP, INC.
   (formerly All-Comm Media Corporation and prior thereto Alliance Media Corporation)

      By:  /s/  Jeremy Barbera            /s/  Stephen Dunn
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                Jeremy Barbera,                Stephen Dunn
                President and
                Chief Executive Officer